Exhibit 99.1

Covidien Successfully Completes Tender Offer for Shares of ev3 Inc.

DUBLIN, Ireland – July 12, 2010 – Covidien (NYSE: COV), a leading global provider of healthcare products, today announced the successful completion of its tender offer through its subsidiary, COV Delaware Corporation, to purchase all of the outstanding shares of common stock of ev3 Inc. The tender offer expired at 12:00 midnight ET, at the end of July 9, 2010, and was not extended.

The depositary for the tender offer has advised Covidien that, as of the expiration of the offering period, a total of approximately 100,814,535 shares of ev3 common stock were validly tendered and not withdrawn (not including approximately 4,246,384 shares subject to guaranteed delivery procedures), representing approximately 87.7% of the outstanding ev3 common shares. All shares that were validly tendered and not withdrawn during the initial offering period have been accepted for payment.

Pursuant to the terms of the merger agreement, COV Delaware Corporation will exercise its option to purchase newly issued shares from ev3 at the tender offer price, which will permit Covidien to complete the acquisition process by effecting a short-form merger as promptly as practicable, that is, without a vote or meeting of ev3’s remaining stockholders. Following the merger, ev3 will become an indirect wholly-owned subsidiary of Covidien, and each share of ev3’s outstanding common stock will be cancelled and converted into the right to receive the same consideration, without interest, received by holders who tendered in the tender offer. Thereafter, ev3 common stock will cease to be traded on the NASDAQ.

About Covidien

Covidien is a leading global healthcare products company that creates innovative medical solutions for better patient outcomes and delivers value through clinical leadership and excellence. Covidien manufactures, distributes and services a diverse range of industry-leading product lines in three segments: Medical Devices, Pharmaceuticals and Medical Supplies. With 2009 revenue of $10.7 billion, Covidien has 42,000 employees worldwide in more than 60 countries, and its products are sold in over 140 countries. Please visit www.covidien.com to learn more about our business.

Contacts
Eric Kraus	Coleman Lannum, CFA
Senior Vice President	Vice President
Corporate Communications	Investor Relations
508-261-8305	508-452-4343
eric.kraus@covidien.com	cole.lannum@covidien.com

Bruce Farmer	Brian Nameth
Vice President	Director
Public Relations	Investor Relations
508-452-4372	508-452-4363
bruce.farmer@covidien.com	brian.nameth@covidien.com